UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

Special Financial Report Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2017

Property Income Trust LLC

2407 Columbia Pike, Suite 200

Arlington, VA 22204

Tel. 703-920-2200

www.PropertyIncome.com

PART II

Item 7.	Financial Statements

Property Income Trust LLC

A Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

December 31, 2017 and 2016

PROPERTY INCOME TRUST LLC

To the Board of Directors of

Property Income Trust LLC

Wilmington, DE

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Property Income Trust LLC, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Property Income Trust LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations, has not generated revenues or profits since inception, has limited liquid assets with just $25 of cash as of December 31, 2017, and has current liabilities in excess of current assets by $9,163 as of December 31, 2017. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

July 13, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-1

PROPERTY INCOME TRUST LLC

BALANCE SHEETS

As of December 31, 2017 and 2016

	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$25	$-
Deferred offering costs	82,784	48,646
Total Current Assets	82,809	48,646

TOTAL ASSETS	$82,809	$48,646

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Liabilities:
Current Liabilities:
Accounts payable	$6,361	$10,379
Due to related party	85,611	41,281
Total Liabilities	91,972	51,660

Members' Equity (Deficit):
Management Shares, no par, 5,000,000 shares authorized, issued, and outstanding as of December 31, 2017 and 2016	(9,163)	(3,014)
Investor Shares, no par, 50,000,000 shares authorized, zero issued and outstanding as of December 31, 2017 and 2016	-	-
Total Members' Equity (Deficit)	(9,163)	(3,014)

TOTAL LIABILITIES AND MEMBERS' EQUITY (DEFICIT)	$82,809	$48,646

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-2

PROPERTY INCOME TRUST LLC

STATEMENTS OF OPERATIONS

For the years ended December 31, 2017 and 2016

	2017	2016

Net Revenues	$-	$-
Cost of Net Revenues	-	-
Gross Profit	-	-

Operating Expenses:
Professional fees	6,149	1,874
Total Operating Expenses	6,149	1,874

Net Loss	$(6,149)	$(1,874)

Weighted-average membership units outstanding
-Basic and Diluted	5,000,000	54,795
Net loss per membership unit
-Basic and Diluted	$(0.00)	$(0.03)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-3

PROPERTY INCOME TRUST LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

For the years ended December 31, 2017 and 2016

	Management Shares		Total Members'
	Number of Shares	Amount	Equity (Deficit)

Balance at January 1, 2016	-	$(1,140)	$(1,140)
Net Loss		(1,874)	(1,874)
Issuance of Management Shares	5,000,000	-	-
Balance at December 31, 2016	5,000,000	(3,014)	(3,014)
Net Loss	-	(6,149)	(6,149)
Balance at December 31, 2017	5,000,000	$(9,163)	$(9,163)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

PROPERTY INCOME TRUST LLC

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities
Net Loss	$(6,149)	$(1,874)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase)/Decrease in deferred offering costs	(34,138)	(13,054)
Increase/(Decrease) in accounts payable	(4,018)	2,382
Net Cash Used in Operating Activities	(44,305)	(12,546)

Cash Flows From Financing Activities
Proceeds from related party	44,330	12,546
Net Cash Provided By Financing Activities	44,330	12,546

Net Change In Cash	25	-

Cash at Beginning of Period	-	-
Cash at End of Period	$25	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

PROPERTY INCOME TRUST LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Property Income Trust LLC (the “Company”), is a limited liability company organized December 8, 2015 under the laws of Delaware. The Company was organized to invest in income generating real estate within the retail, medical office, industrial, and multi-family segments.

As of December 31, 2017, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues since inception, has sustained net losses of $6,149 and $1,874 for the years ended December 31, 2017 and 2016, respectively, has limited liquid assets with just $25 of cash as of December 31, 2017, and has current liabilities in excess of current assets by $9,163 as of December 31, 2017. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis of reporting.

See accompanying Independent Auditor’s Report

F-6

PROPERTY INCOME TRUST LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years then ended

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of December 31, 2017 or 2016.

See accompanying Independent Auditor’s Report

F-7

PROPERTY INCOME TRUST LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years then ended

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering". Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during 2016 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to members’ equity upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $82,784 and $48,646 are capitalized to the balance sheet as of December 31, 2017 and 2016, respectively.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 4: MEMBERS’ EQUITY

As discussed in Note 1 the Company was organized on December 8, 2015 and formalized its capitalization in accordance with the Company’s operating agreement dated December 28, 2016 wherein the interests of the Company were denominated by 50,000,000 Investor Shares and 5,000,000 Management Shares. The 5,000,000 Management Shares were authorized, issued and outstanding as of December 31, 2017 and 2016 and were owned by PIT Manager, LLC (the “Manager”), a related party (Note 5) and the Company’s managing member.

See accompanying Independent Auditor’s Report

F-8

PROPERTY INCOME TRUST LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 and for the years then ended

In addition, and in accordance with an authorizing resolution of the Company dated December 28, 2016, 4,000,000 of the Investor Shares were designated as Series A Investor Shares, of which none were issued or outstanding as of December 31, 2017 and 2016. The resolution provided for rights and preferences which included, but were not limited to i) limiting the voting rights of Investor Shares; ii) distribution allocations of cash flow generated from ordinary operations at 90% to Investor Shares interest and 10% to the Manager Shares interest; iii) capital transactions first apportioned to repay capital contributions, then allocated at the distribution percentages of 90% to Management Shares interest and 10% to Investor Shares interest, and; iv) all distributions to be made at the discretion of the Manager.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

In December 2016 the Company entered into a management services agreement with a related party, PIT Manager, LLC (the “Manager”), to manage the Company under an established fee structure for manager services. No such fees were due or payable as of December 31, 2017 and 2016.

Expenses from inception to December 31, 2017 were paid by a related party individuals and companies on the Company’s behalf. As of December 31, 2017 and 2016, $85,611 and $41,281 remained due to the related parties.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

Management has evaluated subsequent events through July 13, 2018, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

F-9

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Property Income Trust LLC

By	/s/ Mark A. Mascia
Mark A. Mascia, Manager of PIT Manager LLC

Date: July 25, 2018

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By	/s/ Mark A. Mascia
Mark A. Mascia, Manager of PIT Manager LLC

Date: July 25, 2018